NEWSRELEASE

January 10, 2008

1BContacts:

UHUNTINGTON BANCSHARES
Media Jeri Grier-Ball Maureen Brown	(614) 480-5413 (614) 480-4588	Analysts Jay Gould Jack Pargeon	(614) 480-4060 (614) 480-3878

HUNTINGTON BANCSHARES INCORPORATED EXPECTS TO REPORT
A 2007 FOURTH QUARTER NET LOSS OF $239 MILLION
OR $0.65 PER COMMON SHARE

•	Net negative impact from significant items of $1.00 per common share consisting of costs associated with Franklin Credit Management Corporation (Franklin), market-related losses, merger-related costs, a VISA indemnification charge, and additions to litigation reserves on existing cases

•	Significant linked-quarter increase in provision for non-Franklin credit losses

•	Linked-quarter decline in the net interest margin

•	Good linked-quarter growth in average total commercial loans

•	Average total consumer loans that were essentially unchanged on a linked-quarter basis

•	Average total core deposits that were essentially unchanged on a linked-quarter basis

•	Strong linked-quarter growth in key fee income activities

•	Relatively stable expenses on a linked-quarter basis

•	5.1% period end tangible equity ratio

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN) today announced that it expects to report a 2007 fourth quarter net loss of $0.65 per common share. These results reflect:

•	A net negative impact of $1.00 per common share impact reflecting:

•	$424 million pre-tax ($275 million after-tax, or $0.75 per common share) related to the Franklin Credit Management Corporation (Franklin) relationship as announced on January 3, 2008, consisting of a $406 million provision for credit losses, related to the completed restructuring of the Franklin loans, and an $18 million reduction of net interest income. The net interest income reduction reflected the placement of the Franklin loans on non-accrual status from November 16, 2007 until December 28, 2007.

•	$64 million pre-tax ($41 million after-tax, or $0.11 per common share) of market-related losses consisting of a loss on loans held for sale, equity investments losses, MSR net hedging losses, and investment securities impairment.

•	$44 million pre-tax ($29 million after-tax, or $0.08 per common share) of merger-costs consisting of $31 million related to Sky Financial integration expenses and $13 million related to the previously announced retirement of Marty Adams, former president and chief operating officer, consisting of a cash payment, the accelerated vesting of stock awards, and retirement benefits.

•	$25 million pre-tax ($16 million after-tax, or $0.04 per common share) VISA indemnification charge associated with its announced anti-trust settlement with American Express and pending VISA litigation.

•	$9 million pre-tax ($6 million after-tax, or $0.02 per common share) of additions to litigation reserves on existing cases.

•	$106 million of provision for non-Franklin credit losses, resulting in a total provision for credit losses of $512 million for the quarter. This compares with $42 million of provision for credit losses in the third quarter. This $64 million non-Franklin increase reflected higher net charge-offs, due primarily to the continued weakness in the commercial real estate markets in eastern Michigan and northern Ohio, and increased allowance for credit losses.

•	3.26% net interest margin, down from 3.52% in the 2007 third quarter, reflecting a 15 basis point one time negative impact related to Franklin, as well as continued competitive pricing in our markets, mostly deposit related.

•	6% annualized linked-quarter growth in average total commercial loans.

•	Average total consumer loans that were essentially unchanged on a linked-quarter basis.

•	Average total core deposits that were essentially unchanged on a linked-quarter basis.

•	Strong linked-quarter growth in key fee income activities including deposit service charges (4%), trust services (5%), brokerage and insurance (5%), and other service charges and fees (4%).

•	Slight linked-quarter increase in non-interest expense, excluding the impact of merger-related costs and automobile operating lease expenses in both periods; the fourth quarter VISA indemnification charge and additions to litigation reserves; and the third quarter debt extinguishment gain.

Commenting on the quarter, Thomas E. Hoaglin, chairman, president, and chief executive officer said, “These results were well below our expectations. The item impacting results most negatively was the previously announced restructuring of the Franklin relationship. Though a negative this quarter, its successful restructuring, we believe, addresses fully the current and anticipated financial performance issues associated with this relationship. The quarter was also negatively impacted by continued weakness in commercial real estate markets.”

Huntington expects to report total non-performing assets of about $1.7 billion, with $1.2 billion representing the restructured Franklin loans. With the Franklin restructuring completed, the Franklin loans are accruing interest and are expected to continue to perform in accordance with the terms of the restructuring. Total non-accrual loans are expected to be $320 million, up from $249 million at the end of the third quarter with most of the increase in middle market commercial real estate loans. Period end non-accrual loans will represent about 0.80% of total loans and leases, up from 0.62% at September 30, 2007. Total net charge-offs will approximate $378 million, including $308 million related to the Franklin restructuring, up from $47 million in the third quarter.

The period end allowance for loan and lease losses (ALLL) will represent about 1.44% of total loans and leases, up from 1.14% at the end of the third quarter, and will approximate 181% of non-accrual loans, compared with 182% at the end of the prior period. The allowance for credit losses (ACL) will represent about 1.61% for total loans and leases, up from 1.28% at September 30, 2007, and will approximate 202% of non-accrual loans compared with 206% at the end of the prior quarter.

“Financial market volatility and negative performance contributed to our market-related losses,” Hoaglin continued. “We cannot predict when these markets will stabilize. But the equity investment and securities portfolios that have been the most problematic for us have now been mostly written off. Also, any future merger costs are expected to be minimal. As a result, we believe that the level of unusual items in our quarterly results will diminish.”

Huntington expects its period end tangible common equity ratio will be 5.1%, down from 5.7% at September 30, 2007, reflecting the negative impact of the current quarter loss. Though period end Tier 1 and Total risk-based capital ratios will also be negatively impacted by the current quarter loss, they will remain well above the highest regulatory “well capitalized” category levels of 6.0% and 10.0%, respectively. Huntington anticipates positive excess capital generation in 2008.

“While the quarter’s results are very disappointing, the underlying health of the franchise is evident in our ability to generate good commercial loan growth, maintain our deposit base in a very competitive pricing environment, generate strong growth in key fee income categories, and control underlying expenses,” Hoaglin concluded.

Huntington confirmed it will report its fourth quarter earnings as previously scheduled on Thursday, January 17, 2008, prior to the market opening. A news release and supporting financial data will be available at that time on Huntington’s website at www.huntington-ir.com.

Conference Call / Webcast Information

As previously announced, Huntington’s senior management will host an earnings conference call on January 17, 2008, at 1:00 p.m. (Eastern Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at 800-223-1238; conference ID 30145719. Slides will be available at www.huntington-ir.com just prior to 1:00 p.m. (Eastern Time) on January 17, 2008 for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site www.huntington.com. A telephone replay will be available two hours after the completion of the call through January 31, 2008 at 800-642-1687; conference ID 30145719.

About Huntington

Huntington Bancshares Incorporated is a $55 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 142 years of serving the financial needs of its customers. Huntington’s banking subsidiary, The Huntington National Bank, provides innovative retail and commercial financial products and services through over 600 regional banking offices in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Georgia, Nevada, New Jersey, New York, North Carolina, South Carolina, and Tennessee; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Sky Insurance offers retail and commercial insurance agency services in Ohio, Pennsylvania, Michigan, Indiana, and West Virginia. International banking services are made available through the headquarters office in Columbus, a limited purpose office located in the Cayman Islands, and another located in Hong Kong.

Forward-looking Statement

This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) deterioration in the loan portfolio could be worse than expected due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success and timing of other business strategies; (6) the nature, extent, and timing of governmental actions and reforms; and (7) extended disruption of vital infrastructure. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2006 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

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